FIRST AMENDMENT TO RESTATED LICENSE AGREEMENT

THIS FIRST AMENDMENT (the "First Amendment"), dated as of July 9, 2020 (the "Amendment Date"), to the Amended and Restated License Agreement, dated as of January 8, 2020 (the "License Agreement"), by and among Epitech Group SPA, having an address at Via Egadi 7, Milano, Italy, 20144 ("Licensor") and FSD Pharma Inc., having an address at 520 William Street, Coburg, Ontario, K9A3A5, Canada ("Licensee", and together with Licensor, the "Parties" and each a "Party") is hereby entered into by the Parties. Capitalized terms used but not defined in this First Amendment shall have the meanings ascribed thereto in the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby amend the License Agreement as follows:

1. Under the terms of Section 2.1 of the License Agreement, Licensee is given the right to use the Licensed IP (as defined in the License Agreement) in the development of a prescription drug for the treatment of the cytokine storm associated with COVID-19 disease, as set out in the first, second and third paragraphs of Section 2.1 of the License Agreement.

2. All references in the License Agreement to the "Agreement" or the "License" shall be deemed to mean the License Agreement as amended by this First Amendment.

3. All provisions of the License Agreement that are not expressly amended by this First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the day and year first above written.

EPITECH GROUP SPA

By: *(Signed) Raffaella della Valle*
Name: Raffaella della Valle
Title: Chief Executive Officer

FSD PHARMA INC.

By: *(Signed) Raza Bokhari*
Name: Raza Bokhari
Title: Executive Co-Chairman & Chief Executive Officer